EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green CEO dgreen@hartregen.com Tom McNaughton CFO tmcnaughton@hartregen.com Tel: 774-233-7300 Fax: 774-233-7302	Investor Relations: Dian Griesel Int’l. Cheryl Schneider cschneider@dgicomm.com Public Relations: Susan Forman or Laura Radocaj sforman@dgicomm.com lradocaj@dgicomm.com

Harvard Apparatus Regenerative Technology Updates Patient Status

Holliston, MA, October 17, 2014 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, has recently been informed by the principal investigator in the Russian regenerated trachea transplant studies in which it is taking part that one of the patients in that study has recently passed away. The Company has not been informed of the cause of death. The patient survived more than two years from the initial regenerated trachea transplant surgery that took place in 2012. Prior to that surgery, the patient had suffered several instances of life threatening respiratory failure and infections. The patient was indicated for the initial transplant surgery because there was both a progression of the respiratory failure and traditional tracheal surgery was impossible.

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either trachea cancer or physical trauma. Our trachea scaffold technology has been used in six human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.